Exhibit 10.59

                           ASSET PURCHASE AGREEMENT


      THIS ASSET PURCHASE AGREEMENT, dated as of January 31, 2001
(this "Agreement"), by and among BAUSCH & LOMB INCORPORATED, a New York corporation ("Buyer"), BAUSCH & LOMB SURGICAL, INC., a Delaware corporation and wholly-owned subsidiary of Buyer ("BLS"), OPTEX OPHTHALMOLOGICS, INC., a Delaware corporation ("Seller"), and ATLANTIC TECHNOLOGY VENTURES, INC., a Delaware corporation ("Atlantic").

      WHEREAS, Seller, a majority-owned subsidiary of Atlantic, and BLS are parties to a Development and License Agreement entered into on May 14, 1998, as amended by Amendment No. 1 to Development and License Agreement dated September 16, 1999 (collectively, the "Development Agreement"), a copy of which is attached hereto as Exhibit A, pursuant to which the parties reached agreement relating to the joint development and commercialization by BLS and Seller of the Catarex Products (as defined in the Development Agreement) on a world wide basis (the "Project"); and

      WHEREAS, Seller, Buyer and BLS wish to terminate the Development Agreement, and Seller wishes to sell and transfer to B&L, and B&L wishes to purchase, substantially all of the assets related to the Project, subject to the terms and conditions of this Agreement

      NOW THEREFORE, in consideration of the foregoing premises, the parties hereto intending to be legally bound, agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

      For purposes of this Agreement, capitalized terms used herein, and not otherwise defined in this Article 1 or elsewhere herein shall have the meanings specified in the Development Agreement:

      1.1 "Action" means any action, complaint, petition, investigation, suit or other proceeding, whether civil or criminal, in law or in equity, or before any arbitrator or Governmental Entity.

      1.2 "Affiliate" means any person, group of persons, company or other enterprise (collectively a "Person") that is controlled by, controls, or is under common control with, such Person for so long as such control relationship continues to exist. "Control" as used in this definition means the possession, directly or indirectly, of the power to direct or cause the direction of the management of a Person, whether through ownership of voting securities, by contract or otherwise.

      1.3 "Clinical Demonstration" means the clinical trial described in Exhibit B attached hereto.

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      1.4 "Encumbrances" means all claims, security interests, liens, pledges, charges, escrows, options, proxies, rights of first refusal, preemptive rights, mortgages, hypothecations, prior assignments, title retention agreements, indentures, security agreements, leases, easements, encumbrances or restrictions (whether on voting, sale, transfer, disposition or otherwise), whether imposed by agreement, law, equity or otherwise.

      1.5 "Field" means the research and development, manufacture, use, importation, offer to sell or sale of any product or service related to the removal of the human lens in connection with cataract surgery.

      1.6 "Governmental Entity" means any government or any department, commission, board, bureau, agency, court, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

      1.7   "Indemnified   Party"  means  the  party   entitled  to  indemnity
hereunder.

      1.8   "Indemnifying   Party"  means  the  party   obligated  to  provide
indemnification hereunder.

      1.9 "Laws" means all laws, statutes, regulations, constitutional provisions, ordinances, interpretations, decrees, injunctions, judgments, orders, rulings, assessments or writs of any Governmental Entity in effect at or prior to Closing.

      1.10 "Loss" means any action, cost, damage, disbursement, expense, liability, loss, deficiency, diminution in value, obligation, penalty, fine, assessment or settlement of any kind or nature, whether foreseeable or unforeseeable, including, but not limited to, reasonable and documented interest or other carrying costs, penalties, legal, accounting and other professional fees and expenses incurred in the investigation, collection, prosecution and defense of claims, actual or threatened, inquiries, hearings or other legal or administrative proceedings, and amounts paid in settlement, that may be imposed on or otherwise incurred or suffered by the specified Person; provided, however, that "Loss" shall not include any amount that is received by such specified Person under a valid and collectible insurance policy.

      1.11 "Order" means any decree, injunction, judgment, order, ruling, assessment or writ.

      1.12 "Permit" means any waiver, exemption, variance, franchise, certificate of authority, order, permit, authorization, license or similar approval.

      1.13 "Permitted Encumbrances" means (a) liens for Taxes, assessments and other governmental charges not yet due and payable, (b) immaterial mechanics', workmen's, repairmen's, warehousemen's, carriers' or other like liens arising or incurred in the ordinary course of the Project, and (c) other Encumbrances which, individually or in the aggregate, are not material.

      1.14 "Person" means an association, a corporation, an individual, a partnership, a trust or any other entity or organization, including a Governmental Entity.

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      1.15  "Principal  Employees"  means John Sorensen,  Michael  Mittelstein and Soheila Mirhashami.

      1.16 "Royalty Term" means the period commencing with the date of First Commercial Use and ending upon the expiration of the last to expire United States Optex Patent.

      1.17 "Taxes" means all taxes of any kind imposed by a Governmental Entity of the United States, and any payments made to another party pursuant to a tax sharing arrangement, indemnity or other similar arrangement, including, without limitation, those on, or measured by or referred to as, income, gross receipts, financial operation, sales, transfer, use, ad valorem, valued added, franchise, profits, license, withholding, payroll (including all contributions or premiums pursuant to industry or governmental social security laws or pursuant to other tax laws and regulations), employment, excise, severance, stamp, occupation, premium, property, transfer or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by such Governmental Entity with respect to such amounts.

                                  ARTICLE 2

                           TRANSFER OF THE PROJECT

      2.1 Sale and Purchase of Assets. Upon the terms and subject to the conditions of this Agreement, Buyer shall purchase from Seller and Seller shall sell, transfer, assign and deliver to Buyer at Closing, all of Seller's interest in and to the following assets and properties (the "Assets"), free and clear of any Encumbrances, other than Permitted Encumbrances:

(a) the rights of Seller under contracts and agreements listed on Schedule 2.1(a) attached hereto (the "Assumed Contracts");

(b) all machinery, apparatus, furniture, materials, tools, dies, molds, supplies and other equipment listed on Schedule 2.1(b) attached hereto (the "Equipment");

(c) all inventory relating to Catarex Handpieces including, without limitation, raw materials, work in process, and component parts of Catarex Handpieces, wherever located (the "Inventory");

(d) all credits, prepaid expenses, advance payments, deposits, deferred charges, and other current and non-current assets owned by Seller which relate to the Project, as listed on Schedule 2.1.(d) attached hereto ("Other Current Assets");

(e) all of the intangible property owned by Seller and all of Seller's interest in any intangible property licensed to Seller that in each case relates to the Project, including (i) the Optex Patents and other patents and trademarks (and patent and trademark applications) together with all divisions, continuations, continuations-in-part, substitutions, reissues, extensions and foreign counterparts, all as listed on Schedule 2.1(e) attached hereto (the "Patents and Trademarks"); (ii) all trade names, trade name licenses and applications, copyrights, copyright licenses and applications, Know-how, trade secrets, formulae, computer software, processes, technology, innovations,

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      inventions, (including Optex Inventions) manufacturing drawings, engineering drawings, product designs and product patterns used or to be used in connection with the Project and/or necessary or desirable to complete the Project; (iii) all Permits and other governmental authorizations necessary to carry on the Project (to the extent such Permits and authorizations are assignable); and (iv) other intangible property rights owned by Seller on the Closing Date, to the extent the foregoing are related to the Project and/or are necessary or desirable to complete the Project (collectively, the "Intangible Property"); and

(f) all catalogs, product literature, manuals, advertising materials, promotional materials, supplier lists and other books and records (except Seller's corporate records) owned by Seller on the Closing Date and which relate, primarily, to the Project, except to the extent Seller is required by law to retain the same.

      2.2 Excluded Assets. Buyer expressly understands and agrees that all assets and properties of Seller other than the Assets shall be excluded from the transactions contemplated hereby.

      2.3 Assumption of Liabilities. Upon the terms and subject to the conditions of this Agreement, Buyer agrees, effective at the time of Closing, to assume the liabilities and obligations of Seller arising from and after the Closing Date under the Assumed Contracts (the "Assumed Liabilities"). Except for the Assumed Liabilities, Buyer is not assuming and shall have no obligation to discharge, pay, perform or be liable for, any debts, liabilities, claims or obligations of Seller of any nature whatsoever (including, without limitation, severance obligations to any employees of Seller), whether absolute or contingent, known or unknown, direct or indirect, asserted or unasserted on or after the date hereof.

      2.4 Passage of Title and Risk of Loss. Title and risk of Loss with respect to the Assets shall pass to Buyer at Closing except for those Assets in the physical possession of Seller which are not located at 27452 Calle Arroyo, San Juan Capistrano, CA 92675, in which case the risk of Loss shall transfer upon delivery thereof to Buyer.

                                  ARTICLE 3

                          PURCHASE PRICE AND PAYMENT

      3.1 Purchase Price. The total purchase price for the Assets to be paid to Seller by Buyer shall be Three Million Dollars ($3,000,000), subject to Section
3.3 below (the "Purchase Price"). All payments by Buyer hereunder shall be made by electronic transfer to a bank account designated by Seller. One Million Dollars ($1,000,000) of the Purchase Price shall be creditable against Buyer's obligation to pay Royalties and Minimum Royalties (as hereinafter defined at Sections 3.3.2 and 7.4, respectively), at the rate of thirty percent (30%) of any such Royalties and Minimum Royalties when due.

      3.2   Allocation  of  Purchase  Price.   The  Purchase  Price  shall  be
allocated among the Assets as determined by Buyer and provided to Seller on or before Closing.

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      3.3   Additional  Purchase  Price.  In  addition to the  Purchase  Price payable at Closing, Buyer shall pay Seller additional consideration for the Assets, as follows:

            3.3.1 Japanese   Regulatory   Approval.    One   Million   Dollars
($1,000,000) if and only if Buyer or any Affiliate of Buyer receives Japanese Regulatory Approval.

            3.3.2 Royalties. Buyer shall pay Seller royalties ("Royalties") during the Royalty Term as follows:

            (a) Buyer shall pay Seller an earned royalty of seven percent (7%) of Net Sales of Catarex Products. For the purpose of Royalty calculations, the Net Sales price of the Catarex/Millennium Unit shall be deemed to be $25,000 for markets where Buyer has direct sales and $20,000 where Buyer sells through unaffiliated distributors. For purposes of determining the Net Sales of Catarex Consumables the Parties shall, on an annual basis in advance of the year for which prices are to apply, agree in good faith on the percentage of the Net Sales prices for Catarex Combination Products to be allocated to the Catarex Consumables included therein, which percentage(s) shall reflect an appropriate allocation of the Net Sales price of the Catarex Combination Product based upon the costs of and profit margins for each product item contained in a Catarex Combination Product.

            (b) Buyer shall pay Seller an additional royalty of three percent (3%) of the product of (A) Net Sales of Catarex Consumables in Key Markets, times (B) the then fractional market share of Liquid Polymer Lenses in the United States intraocular lens market, as measured by published Deloitte & Touche (or similar third party surveys if unavailable) survey of such market; unless during such calendar quarter an alternative cataract removal system which enables the use of accommodating liquid polymer lens implantation has achieved greater than ten percent (10%) market share of sales of cataract removal systems in the United States as measured by published surveys of such market. Should a published survey not be available to the parties, market share shall be determined by other published and mutually agreeable market share data, or in the absence of such market share data then as reasonably determined by the parties in good faith.

            (c) Within forty-five (45) days after the end of each calendar quarter, Buyer, Buyer's Affiliates and/or Buyer's sublicensee(s) as the case may be, shall pay to Seller the Royalty payment due for such quarter in U.S. dollars.

            (d) For any sales made in currencies other than the U.S. dollar, such Royalty shall be converted from the currency in which the sale was made into U.S. dollars at the exchange rate published in the Wall Street Journal for the last business day of the calendar quarter during which such sale occurs.

            (e) Together with the delivery of each such Royalty payment, Buyer, Buyer's Affiliates and/or Buyer's sublicensee(s), as the case may be, shall deliver to Seller a written accounting showing its computation of Royalties due under this Agreement for

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      such quarter. Such accounting shall set forth gross sales, Net Sales, an account of the calculation of Net Sales, the exchange rate applied, if any, and the total Royalties due for the quarter in question.

            (f) Buyer shall keep full and accurate books and records reflecting the Royalties on Net Sales and the data used in arriving at Net Sales and the amount of Royalties payable to Seller hereunder for no less than one
      (1) year after the end of each such quarter. Buyer shall permit Seller, once within any twelve (12) month period, at Seller's expense, to have such books and records examined by independent certified public accountants retained by Seller and reasonably acceptable to Buyer, during regular business hours upon reasonable advance notice, but not later than one (1) year following the rendering of any such reports, accounting and payments. Such independent accountants shall keep confidential any information obtained during such examination. If such examination discloses a discrepancy of five percent (5%) or more in any amount due to Seller under this Agreement, Buyer shall reimburse Seller for the out-of-pocket cost of such examination, including without limitation any reasonable professional fees and expenses incurred by Seller.

            (g) Any amount not paid when due under this Agreement shall bear interest at one and one-half percent (1.5%) per month, compounded monthly or, if less, the highest amount permissible under applicable law; provided, however, that no such interest shall be payable with respect to any amounts subject to a bona fide dispute between Seller and Buyer.

      3.4 Tax. All payments made to Seller by Buyer hereunder are expressed net of any Taxes that may be payable, and Seller and Buyer shall be jointly responsible for any Tax payable thereon.

                                  ARTICLE 4

                                   CLOSING

      4.1 Closing Date. The closing of the transactions contemplated under
Section 2 (the "Closing") shall take place at such place as agreed between the parties and as promptly as possible after Seller's performance of its obligations under Section 8.3.5, subject to satisfaction or waiver of the other conditions set forth in Article 8 below. The day of Closing shall be referred to herein as the "Closing Date."

      4.2   Closing Deliverables.

            4.2.1 Items to be Delivered at the Closing by Seller. At the Closing, Seller shall deliver or cause to be delivered to Buyer:

            (a) Instruments of sale and assignment in form and substance reasonably satisfactory to Buyer and its counsel evidencing and effecting the sale and transfer to Buyer of the Assets.

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            (b) Deliverables described in Section 8.3 to the extent that any such deliverables have not been delivered to Buyer as of the Closing Date.

            4.2.2 Items to be Delivered at the Closing by Buyer. At the Closing, Buyer shall deliver to Seller:

            (a)   The Purchase Price.

            (b) Instruments of Assumption in form and substance reasonably satisfactory to Seller and its counsel evidencing and effecting the assumption by Buyer of the Assumed Liabilities.

            (c) Deliverables described in Section 8.2 to the extent that any such deliverables have not been delivered to Seller as of the Closing Date.

                                  ARTICLE 5

                        REPRESENTATIONS AND WARRANTIES

      5.1 Representations and Warranties of Seller and Atlantic. Seller and Atlantic represent and warrant to Buyer as of the date hereof (except as otherwise indicated) as follows:

            (a) Organization and Related Matters. Seller is a corporation duly organized and validly existing under the laws of Delaware. Seller has all necessary corporate power and authority to execute, deliver and perform this Agreement.

            (b) Authorization; No Conflicts. The execution, delivery and performance of this Agreement and any agreement related hereto has been duly and validly authorized by Seller. This Agreement constitutes the legal, valid and binding obligations of Seller and Atlantic, enforceable against it in accordance with its terms, except as enforceability is limited by (1) any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors' rights generally, or (2) general principles of equity, whether considered in a proceeding in equity or at law. The execution, delivery and performance by Seller and Atlantic of this Agreement and transactions contemplated herein will not (i) conflict with or result in a breach or violation of any term or provision of, or (with or without notice or passage of time, or both) constitute a breach or default under, the charter documents or bylaws of Seller or Atlantic or any Assumed Contract, (ii) result in the imposition of any Encumbrance against any of the Assets, (iii) violate any applicable Law, or (iv) violate any Order of any Governmental Entity. The execution, delivery and performance by Seller and Atlantic of this Agreement and the transactions contemplated hereby will not require filing or registration with, or the issuance of any Permit by, any third party or Governmental Entity under the terms of any applicable Law or contracts to which Seller is a party.

            (c) Title to and Condition of the Assets. Seller has, and is conveying to Buyer under this Agreement, good and marketable title to the Assets, and such Assets are free and clear of all Encumbrances except Permitted Encumbrances. Seller has all right, power and authority to sell, convey, assign, transfer and deliver the Assets to Buyer in

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      accordance with the terms of this Agreement. The Equipment has been regularly and appropriately maintained and repaired in accordance with the manufacturers' specifications, except where failure to do so would not reasonably be expected to have a material adverse effect on the Equipment, and is in good condition and repair (normal wear and tear accepted). Any machinery, apparatus, materials, tools, dies, molds or supplies of Seller upon which successful completion of the Project depends is included in the Equipment.

            (d) No Other Liabilities or Contingencies. Except for the Assumed Liabilities and the costs referred to in Section 6.5, Seller has no liabilities of any nature, whether accrued, unmatured, absolute, contingent or otherwise, and whether due or to become due, probable of assertion or not, relating to the Project.

            (e) Legal Proceedings. There is no Action pending or, to the knowledge of Seller, threatened in writing, against or affecting Seller, the Assets or any aspect of the Project that individually or when aggregated with one or more other Actions has or might reasonably be expected to have a material adverse effect on the Project, the Assets (or the use, operation or value thereof), the Assumed Contracts, Seller's ability to perform this Agreement or any aspect of the transactions contemplated by this Agreement. There is no Order to which Seller is subject that has or might reasonably be expected to have a material adverse effect on the Project, the Assets (or the use, operation or value thereof), the Assumed Contracts, Seller's ability to perform this Agreement or any aspect of the transactions contemplated by this Agreement.

            (f)   Compliance.   Since   January  1,   1998,   the  Seller  has
      conducted the Project in material compliance with applicable Laws.

            (g) Permits. Seller holds all Permits that are required by any applicable Law to permit it to conduct the Project as now conducted and use the Assets as they are now used, except for Permits the absence of which would not reasonably be expected to have a material adverse effect on the Project, and all such Permits are valid and in full force and effect and are listed on Schedule 5.1(g) attached hereto. No suspension, cancellation or termination of any of such Permits is threatened or imminent.

            (h) Assumed Contracts. Each Assumed Contract was entered into in the ordinary course of the Project and on an arms-length basis. Copies of the Assumed Contracts, including all amendments and supplements, have been delivered to Buyer. Each Assumed Contract is valid and binding and, except as disclosed on Schedule 5.1(h) attached hereto, upon assignment by Seller pursuant to this Agreement, will be enforceable by Buyer, without the requirement of any third party consent, except as enforceability is limited by (1) any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors' rights generally, or (2) general principles of equity, whether considered in a proceeding in equity or at law. Other than the Assumed Contracts, Seller is not a party to any contracts or agreements that are material to the Project.

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            (i) Intangible Property. Other than the Patents and Trademarks,
      Seller has no interest in any patents and trademarks (or patent and trademark applications) that relate to the Project. Seller has ownership of, and the right to assign, free and clear of any Encumbrances, all the Intangible Property, the absence of which would have a material adverse effect on the Project. Seller does not use any of the Intangible Property by consent of any Person and is not required to and does not make any payments to others with respect thereto. Seller has in all material respects performed all obligations required to be performed by it, and Seller is not in default in any material respect under any Assumed Contract relating to any of the Intangible Property. Seller has not received any notice to the effect (or are not otherwise aware) that the Intangible Property, or any use by Seller in connection with the Project of any of the Intangible Property, conflicts with or infringes (or allegedly conflicts with or infringes) the rights of any other Person. Other than disclosure in connection with the prosecution of any patent applications, Seller has maintained the Optex Inventions and Know-How in confidence and has not disclosed the same to any third party without that third party being under an obligation to maintain the confidential nature of the Optex Inventions and Know-How.

            (j) Inventory. All Inventory as of the Closing Date is set forth on
      Schedule 5.1(j) attached hereto, and each item is in good condition, conforms to applicable specifications and may be used for the purposes intended.

            (k) Corporate Opportunities. Other than in connection with the Project, neither Seller, Atlantic nor, to the knowledge of Seller or Atlantic, any of the Principal Employees is engaged, directly or indirectly, through an ownership interest or in some other capacity, in the research, development, production, marketing or selling of products or services within the Field and/or utilizing Know-How or Optex Inventions.

      5.2 Representations and Warranties of Buyer. Buyer represents and warrants to Seller as of the date hereof (except as otherwise indicated) as follows:

            (a) Organization and Related Matters. Buyer is a corporation duly organized and validly existing under the laws of New York. Buyer has all necessary corporate power and authority to conduct its business as now conducted. Buyer has the necessary corporate power and authority to execute, deliver and perform this Agreement and any agreement related hereto. BLS is a corporation duly organized and validly existing under the laws of Delaware. BLS has all necessary corporate power and authority to conduct its business as now conducted. BLS has the necessary corporate power and authority to execute, deliver and perform this Agreement and any agreement related hereto.

            (b) Authorization; No Conflicts. The execution, delivery and performance of this Agreement and any agreement related hereto has been duly and validly authorized by Buyer and BLS. This Agreement constitutes the legal, valid and binding obligations of Buyer and BLS, enforceable against each of them in accordance with its terms. The execution, delivery and performance of this Agreement by Buyer and BLS will not (i) conflict with or result in a breach or violation of any term or provision of, or (with or without notice or passage of time, or both) constitute a breach or default under, the respective charter documents or bylaws of Buyer and BLS, (ii) any contract to which

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      Buyer or BLS is a party that is material to the financial condition, results of operations or conduct of Buyer's or BLS's business, respectively, (iii) violate any applicable Law, or (iv) violate any Order of any Governmental Entity. The execution, delivery and performance by Buyer and BLS of this Agreement and the transactions contemplated hereby will not require filing or registration with, or the issuance of any Permit by, any third party or Governmental Entity under the terms of any applicable Law or contracts to which Buyer or BLS is a party.

            (c) Legal Proceedings. There is no Action pending or, to the knowledge of Buyer, threatened in writing, against or affecting Buyer or BLS that individually or when aggregated with one or more other Actions has or might be reasonably be expected to have a material adverse effect on any aspect of the transactions contemplated by this Agreement, and there is no Order to which Buyer or BLS is subject that has or might reasonably be expected to have a material adverse effect on any aspect of the transactions contemplated by this Agreement.

      5.3 Survival of Representations and Warranties. The representations and warranties contained in or made pursuant to this Agreement shall survive Closing and expire on December 31, 2002.

                                  ARTICLE 6

                              CONDUCT OF PROJECT

      During the period from the date of this Agreement and continuing until the Closing Date, Seller agrees as follows:

      6.1 Regular Course of Business. Except as otherwise provided herein, Seller agrees to carry on its business in its usual, regular and ordinary course in substantially the same manner as heretofore conducted, and, to the extent consistent with such business, use all reasonable efforts to preserve intact its present business organization, keep available the services of the Principal Employees, and preserve its relationships with others having business dealings with Seller.

      6.2 Insurance. Seller will maintain in effect all insurance currently maintained or renew such insurance with reasonably comparable policies then available.

      6.3 No Defaults. Seller will not commit, omit or permit any act or omission to act, that will cause a breach of any material contract or commitment.

      6.4 Compliance With Laws. Seller will comply with the requirements of all applicable Laws, rules, regulations and orders of any Governmental Entity noncompliance with which would have a material adverse effect on the business, properties, assets, operations or condition (financial or otherwise) of Seller.

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      6.5   Catarex Handpieces.

            (a) Seller agrees to exercise its best efforts to produce and deliver to Buyer 2400 Catarex Handpieces conforming to the applicable specifications as soon as commercially practicable. Seller agrees that, notwithstanding anything contained in the Development Agreement to the contrary, Buyer shall have no remaining obligation under the Development Agreement other than (i) an obligation to pay Seller an amount equal to the sum of 125% of (x) costs (as defined at Section 4.6.2 of the Development Agreement) incurred by Seller since December 31, 2000 in connection with the production of 2400 Catarex Handpieces and (y) $36,153.43; provided, however, that in no event shall Buyer be responsible for paying Seller an aggregate amount of such costs in excess of $772,442.57, and (ii) subject to Seller's obligation to exercise diligent efforts to cancel any open purchase orders pertaining to Phase II, those costs (as defined at Section 4.6.2 of the Development Agreement) incurred by Seller in connection therewith, but in no event shall Buyer be responsible for paying Seller any amounts in excess of $381,375.22.

            (b) Seller shall provide Buyer with a written report and invoice of all costs (as defined at Section 4.6.2 of the Development Agreement) incurred by Seller during the month of January, 2001 in connection with the production of 2400 Catarex Handpieces along with any supporting documentation Buyer reasonably requests. Subject to Section 4.6.3 of the Development Agreement, Buyer agrees to pay to Seller within three (3) business days of receipt from Seller of that written report and invoice an amount equal to 125% of (x) such costs and (y) $36,153.43 (collectively, the "January Invoice Amount"); provided, however, that Buyer shall not be responsible for paying Seller any portion of the January Invoice Amount which exceeds $610,879.39 (the "January Invoice Ceiling"), except as provided for in Section 6.5(c).

            (c) Subject to the limitation described in Section 6.5(a), following Buyer's receipt of 2400 Catarex Handpieces which conform to the specifications then in effect, Seller shall submit (i) monthly invoices to Buyer for 125% of costs (as defined in Section 4.6.2 of the Development Agreement) incurred after January 31, 2001 in connection with the production of 2400 Catarex Handpieces and (ii) an invoice for an amount equal to the January Invoice Amount minus the January Invoice Ceiling. All such invoices shall be payable within three (3) business days of receipt by Buyer, subject to all of the terms and conditions of Section 4.6.3 of the Development Agreement;

                                  ARTICLE 7

                            ADDITIONAL AGREEMENTS

      7.1 Access to Information. Seller will on reasonable advance notice afford to Buyer and to Buyer's accountants, counsel and other representatives, (provided that each such person shall sign a visitor's confidentiality agreement in form and substance reasonably acceptable to Seller) reasonable access during normal business hours during the period prior to the Closing Date to all properties, books, documents and records relating to Seller and the Project, and Seller will use their reasonable efforts to furnish promptly to Buyer all information concerning the business, properties and personnel of Seller as Buyer may reasonably request.

      7.2 Additional Agreements; Further Actions. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, including using all reasonable efforts to obtain all necessary waivers, consents and approvals, to give all notices and to effect all necessary registrations and filings. If at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, Seller and Buyer will use their reasonable efforts to take such action.

      7.3 Notice of Developments. Seller will give prompt written notice to Buyer, and Buyer will give prompt written notice to Seller, of any adverse development causing a breach of any representations and warranties of Seller and Buyer, respectively, hereunder.

      7.4 Minimum Royalties. Buyer agrees that, notwithstanding anything contained in Section 3.3.2 to the contrary, during the three (3) year period commencing on the earlier to occur of January 1, 2004 or First Commercial Use, Buyer shall pay to Seller Royalties in the following amounts, subject to the credit described in Section 3.1 hereof (the "Minimum Royalties"); it being understood and agreed that any Royalties that accrue upon Net Sales and are paid under Section 3.3.2 during the following periods shall be credited to Buyer's obligation to pay Minimum Royalties for such periods:

                  First 12 months    $90,000.00

                  Second 12 months  $350,000.00

                  Third 12 months   $750,000.00

Notwithstanding the foregoing, in the event that Buyer fails in whole or in part to satisfy its obligation to pay Seller the Minimum Royalties within the forty-five (45) day period following each twelve (12) month period, and without regard as to whether such Minimum Royalties accrued based upon Net Sales under
Section 3.3.2, Seller shall be entitled to receive, and Buyer shall grant to Seller, a fully paid, nonexclusive, sub-licensable license of the Optex Patents and Know-How. Seller agrees that Buyer's grant of such license shall fully discharge and satisfy its obligations to pay Seller the Minimum Royalties, and Seller agrees to accept such license as Seller's sole and exclusive remedy against Buyer for its failure to satisfy the Minimum Royalties.

      7.5   Restrictive Covenant.

            7.5.1 Restrictions on Activities. As an inducement to Buyer to enter into this Agreement, Seller and Atlantic agree that for a period of two (2) years after the Closing Date, Seller and Atlantic will not, directly or indirectly, for their own benefit or as agent for another, carry on or participate in any activities within the Field or otherwise render services to any other business enterprise within the Field.

            7.5.2 Special Remedies and Enforcement. Seller and Atlantic recognize and agree that a breach by Seller and Atlantic of the covenant set forth in Section 7.5.1 could cause irreparable harm to Buyer, that Buyer's remedies at law in the event of such breach would be inadequate, and that, accordingly, in the event of such breach a restraining order or injunction or both may be issued against Seller and Atlantic, in addition to any other rights and remedies which are available to Buyer. If the remedies provided for in this
Section 7.5.2 are not permitted by the Laws of any jurisdiction in which Buyer seeks enforcement hereof, this Section 7.5.2 shall be limited to the extent required to permit enforcement under such Laws.

      7.6 Nondisclosure of Proprietary Data. Neither Buyer or BLS (prior to Closing), Seller, Atlantic nor any of their respective representatives shall, at any time, make use of, divulge or otherwise disclose, directly or indirectly, any confidential Intangible Property.

      7.7 Abandonment of the Project. If at any time prior to or following First Commercial Use, Buyer provides written notice to Seller of its election to abandon the Project ("Abandonment"), Seller shall have the option to re-acquire the Assets (the "Re-Acquired Assets") from Buyer upon entering into a bona fide agreement with an unaffiliated third party ("Third Party") under which a Third Party agrees to commercialize a Catarex Product. In the event that Seller wishes to exercise said option, Seller shall deliver to Buyer a written notice of election and the parties shall agree on a time and place for a closing of the transaction. In connection with such closing, Seller shall agree in writing to pay Buyer a purchase price for the Re-Acquired Assets equal to the aggregate payments received by Seller from Buyer under Sections 3.1, 3.3.1 and 7.4 hereof (minus, in the case of Section 7.4, Royalties accrued and paid upon Net Sales under Section 3.3.2); provided that Seller shall be entitled to pay Buyer at the rate of fifty percent (50%) of any and all amounts received from such Third Party as and when such amounts are received by Seller. Notwithstanding the foregoing, an Abandonment shall be deemed to have occurred if (i) Buyer fails to satisfy any of the following milestones or (ii) ceases selling Catarex Products after First Commercial Use:

            (a) Completion by March 31, 2002 of a clinical study designed by Buyer to assess the functionality of the Catarex Handpiece in human cataract surgery.

            (b) Production by January 31, 2003 of a prototype Catarex Handpiece (the "Redesigned Catarex Handpiece") that satisfies Buyer's manufacturing cost specifications.

            (c) Completion of a Clinical Demonstration using the Redesigned Catarex Handpiece by June 30, 2003.

            (d) Submission of 510(k) for the Redesigned Catarex Handpiece by September 30, 2003.

In the event that Seller fails to satisfy the condition contained in Section
8.3.5 hereof by February 28, 2001 (the "Delivery Date"), the foregoing milestone completion dates shall be extended by one (1) day for each day that passes after the Delivery Date until the condition contained in Section 8.3.5 hereof is satisfied.

      7.8 Patent Prosecution and Maintenance. From and after Closing until the earlier of (i) consummation of any purchase of the Re-Acquired Assets pursuant to Section 7.7 or (ii) six (6) months following an Abandonment, Buyer shall, at its expense, prosecute and maintain the Optex Patents in Key Markets. Schedule
7.8 attached hereto constitutes a restated and amended version of Exhibit B to the Development Agreement.

      7.9 Standstill. Atlantic and Seller agree not to offer for sale or participate in negotiations, discussions or due diligence with respect to the sale of Seller or the Assets for a period of ninety (90) days following December 28, 2000.

      7.10 Right of First Negotiation. Seller hereby grants to Buyer a first right to negotiate ("First Right of Negotiation") an agreement to manufacture, license, distribute and/or sell (collectively, to "Commercialize") any product or service developed by Seller related to cataract surgery outside of the Field (a "New Product"). If at anytime following Closing, Seller intends to Commercialize any New Product, Seller shall first give written notice ("Negotiation Notice") to Buyer of its intention. Buyer will have a period of ninety (90) days following the receipt of the Negotiation Notice to conduct a due diligence investigation relating to any such New Product and to notify Seller in writing of Buyer's election to exercise its First Right of Negotiation ("Notice of Election"). Upon timely delivery of the Notice of Election by Buyer, the parties shall, for a period of not less than ninety (90) days (the "Negotiation Period") negotiate in good faith the terms and conditions of a definitive agreement, which agreement shall contain terms and conditions generally contained in agreements of such type. If the parties are unable to reach an agreement and execute such definitive agreement during the Negotiation Period, Seller may negotiate and execute an agreement with any third party to Commercialize such New Product; provided, however, that for a period of twelve
(12) months following the expiration of the Negotiation Period, Seller shall not (except with the prior written consent of Buyer) enter into an agreement to Commercialize such New Product on more favorable terms and conditions than those last offered in writing to Seller by Buyer during the Negotiation Period. In the event that Seller fails to enter into an agreement with a third party to Commercialize such New Product within a period of twelve (12) months following the expiration of the Negotiation Period, Seller shall be required to offer Buyer another First Right of Negotiation with respect thereto, and the foregoing process shall be repeated.

                                    ARTICLE 8

                              CONDITIONS PRECEDENT

      8.1 Conditions to Each Party's Obligation. The obligations of Seller and Buyer to consummate the closing of the transactions contemplated hereby are subject to the satisfaction, at or before the Closing Date, of each of the following conditions:

            8.1.1 No Injunctions; Orders. No Order shall have been issued by any Governmental Entity nor shall any Law be promulgated or enacted by any Governmental Entity that prevents the consummation of the transactions contemplated hereby.

            8.1.2 No Litigation. No action or proceeding before any Governmental Entity shall be pending against Seller or Buyer seeking to prevent or delay the transactions contemplated hereby or challenging any of the terms or provisions of this Agreement or seeking material damages in connection therewith.

      8.2 Conditions to Seller's Obligations. The obligations of Seller to consummate the closing of the transactions contemplated hereby are subject to the satisfaction on or prior to the day of Closing, of the following conditions, in addition to the other required deliveries:

            8.2.1 Representations and Warranties True. The representations and warranties of Buyer shall be in all material respects true and correct as of the Closing Date as though such representations and warranties were made at and as of such date, except for changes expressly permitted or contemplated by this Agreement.

            8.2.2 Performance. Buyer shall have performed and complied in all material respects with all agreements, obligations and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

            8.2.3 Rudick Consulting Agreement. Buyer shall have executed and delivered a consulting and non-competition agreement with A. Joseph Rudick, Jr., M.D., ("Rudick") which shall provide for a term that expires upon the earlier to occur of (i) abandonment of the Project by Buyer, (ii) three (3) years or (iii) First Commercial Use, at the rate of $5,000.00 per month.

      8.3 Conditions to Buyer's Obligations. The obligations of Buyer to consummate the closing of the transactions contemplated hereby are subject to the satisfaction on or prior to the date of Closing, of the following conditions, in addition to the other required deliveries:

            8.3.1 Representations and Warranties True. The representations and warranties of Seller shall be in all material respects true and correct as of the Closing Date as though such representations and warranties were made at and as of such date, except for changes expressly permitted or contemplated by this Agreement.

            8.3.2 Performance. Seller shall have performed and complied in all material respects with all agreements, obligations and conditions required by this Agreement to be performed or complied with by Seller on or prior to the Closing Date.

            8.3.3 Professional Services Agreement. Neomedix, Inc. ("Neomedix") shall have executed and delivered to Buyer a Professional Services Agreement in form and substance reasonably satisfactory to Buyer under which Neomedix shall (i) make available to Buyer the services of the Principal Employees, (ii) grant to Buyer a First Right of Negotiation with respect to New Products developed by Neomedix and (iii) agree to a covenant of a non-competition in the Field for a period of two (2) years after the Closing Date.

            8.3.4 Assignment of Know-How and Inventions. Each of the Principal Employees shall have assigned to Buyer any Optex Inventions or Know-How in their possession or subject to their control pursuant to an Assignment of Know-How and Inventions Agreement in form and substance reasonably satisfactory to Buyer and its counsel.

            8.3.5 Delivery   of   Catarex   Handpieces.   Seller   shall  have
delivered   to  Buyer   2400   Catarex   Handpieces   which   conform  to  the
specifications then in effect.

            8.3.6 Board Approval. The transactions contemplated hereby shall have received approval of the Buyer's Board of Directors.

            8.3.7 Consents. Any consents necessary to effect the transfer by Seller to Buyer of any of the Assets shall have been obtained in writing.

            8.3.8 Due Diligence. Buyer shall not, in the course of its on-going due diligence investigation, have discovered information not previously disclosed by Seller or Atlantic that Buyer reasonably believes has or is likely to have a material adverse effect on the Assets and/or the viability of the Project.

                                  ARTICLE 9

                                 TERMINATION

      9.1 Grounds for Termination. This Agreement may be terminated at any time prior to the Closing Date in accordance with the following provisions:

            9.1.1 Mutual Consent. This Agreement may be terminated by the written agreement of Buyer and Seller.

            9.1.2 Breach of Warranties or Covenants; Misrepresentation. This Agreement may be terminated as follows:

            (a) by Buyer if any representation of Seller and Atlantic set forth in this Agreement was materially inaccurate when made or becomes inaccurate such that the condition set forth in Section 8.3.1 would not be satisfied;

            (b) by Seller if any representation of Buyer set forth in this Agreement was materially inaccurate when made or becomes inaccurate such that the condition set forth in Section 8.2.1 would not be satisfied;

            (c) by Buyer if Seller, after written notice and reasonable opportunity to cure, fails to perform or comply with any of the obligations that it is required to perform or to comply with under this Agreement such that the condition set forth in Section 8.3.2 would not be satisfied; and

            (d) by Seller if Buyer, after written notice and reasonable opportunity to cure, fails to perform or comply with any of the obligations that it is required to perform or to comply with under this Agreement such that the condition set forth in Section 8.2.2 would not be satisfied.

            9.1.3 Expiration Date. This Agreement may be terminated by Buyer or Seller if the Closing shall not have been consummated on or before March 30, 2001, except that the right to terminate this Agreement pursuant to this Section
9.1.3 will not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or prior to that date.

      9.2   Waiver.  Either party hereto may, to the extent legally allowed:

            (i) extend the time for the performance of any of the obligations or other acts of the other parties;

            (ii) waive any inaccuracies in the representations and warranties made by the other party; or

            (iii) waive compliance with any of the agreements or conditions for the benefit of such party. No such agreement shall be effective unless it is in writing and it is signed by the parties to be bound.

      9.3 Effective Termination. Upon the termination of this Agreement pursuant to Section 9.1, all further obligations of the parties under this Agreement shall terminate without further liability of any party to the other.

                                  ARTICLE 10

                               INDEMNIFICATION

      10.1 Obligations of Seller and Atlantic. Seller and Atlantic agree to indemnify and hold harmless Buyer and its directors, officers, employees, Affiliates, agents, representatives and assigns, from and against any and all Losses of Buyer, directly or indirectly, as a result of, in connection with, or based upon or arising from any of the following: (a) any inaccuracy in any of the representations made by Atlantic and Seller in this Agreement or breach or non-performance of any of the obligations of Seller and Atlantic pursuant to this Agreement; and (b) any liabilities not expressly assumed by Buyer pursuant to Section 2.3. Seller agrees to reimburse the Indemnified Party promptly upon demand for any unreimbursed payment made or Loss suffered by such Indemnified Party at any time after the Closing Date in respect of any Loss to which the foregoing indemnity relates. Notwithstanding anything contained in this Section
10.1 to the contrary, Seller and Atlantic shall not be liable for any indemnity amounts in respect of Losses under this Section 10.1 (excluding Losses resulting from a breach of any monetary obligation, or any intentional breach of any non-monetary obligation, to Buyer which, in the case of non-monetary obligations, remains uncured after reasonable notice) unless the amount of such Losses exceeds $100,000 in the aggregate, in which event Seller and Atlantic shall indemnify and hold harmless Buyer and its directors, officers, employees, Affiliates, agents, representatives and assigns from and against all Losses that exceed $100,000. The obligations of Seller and Atlantic to indemnify Buyer for Losses incurred pursuant to this Section 10.1 (excluding Losses resulting from a breach of any monetary obligation, or any intentional breach of any non-monetary obligation, to Buyer which, in the case of non-monetary obligations, remains uncured after reasonable notice) shall be limited to an aggregate maximum amount equal to the Purchase Price, including the additional consideration described in Section 3.3.

      10.2 Obligations of Buyer. Buyer agrees to indemnify and hold harmless Seller and its directors, officers, employees, Affiliates, agents, representatives and assigns from and against any and all Losses of Seller, directly or indirectly, as a result of, in connection with, or based upon or arising from any of the following: (a) any inaccuracy in any of the representations made by Buyer in this Agreement or breach or non-performance of any of the obligations made by Buyer in or pursuant to this Agreement; and (b) any product liability actions relating to the Project which may arise following Closing except to the extent attributable to the acts or omissions of Seller or Atlantic. Buyer agrees to reimburse the Indemnified Party promptly upon demand for any unreimbursed payment made or Loss suffered by the Indemnified Party at any time after the Closing Date in respect of any Loss to which the foregoing indemnity relates

      10.3  Procedure.

            (a) Notice of Loss. The Indemnified Party under Sections 10.1 and
      10.2 above with respect to any Loss shall give prompt notice thereof to the Indemnifying Party.

            (b) Defense. In the event any Person not a party to this Agreement shall make a demand or claim or file or threaten to file or continue any lawsuit, which demand, claim or lawsuit may result in liability to an Indemnified Party in respect of matters embraced by the indemnity under this Agreement, or in the event that a potential Loss, damage or expense comes to the attention of Buyer or Seller in respect of matters covered by the indemnity under this Agreement, then the party receiving notice or becoming aware of such event shall promptly notify the other party of the demand, claim or lawsuit. Within ten days after notice by the Indemnified Party (the "Notice") to the Indemnifying Party of such demand, claim or lawsuit, except as provided in the next sentence, the Indemnifying Party shall have the option, at its sole cost and expense, to retain counsel for the Indemnified Party to defend any such demand, claim or lawsuit, provided that counsel who will conduct the defense of such demand, claim or lawsuit must be approved by the Indemnified Party, whose approval will not be unreasonably withheld. The Indemnified Party shall have the right, at its own expense, to participate in the defense of any suit, action or proceeding brought against it with respect to which indemnification may be sought hereunder; provided, however, if (i) the named parties to any such proceeding (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them,
      (ii) the employment of counsel by such Indemnified Party has been authorized in writing by the Indemnifying Party, or (iii) the Indemnifying Party has not in fact employed counsel to assume the defense of such action within a reasonable time; then, the Indemnified Party shall have the right to retain its own counsel at the sole cost and expense of the Indemnifying Party, which costs and expenses shall be paid by the Indemnifying Party on a current basis. No Indemnified Party, in the defense of any such demand, claim or lawsuit, will consent to entry of any judgment or enter into any settlement without the consent of the Indemnifying Party. If any Indemnified Party is advised by its chosen counsel that there may be one or more legal defenses available to such Indemnified Party which are different from or in addition to those which have been asserted by the Indemnifying Party, at the election of the Indemnified Party, the Indemnifying Party will have the right to continue the defense of such demand, claim or lawsuit on behalf of such Indemnified Party and will reimburse such Indemnified Party and any Person controlling such Indemnified Party on a current basis for the reasonable fees and expenses of any counsel retained by the Indemnified Party under this subparagraph (b) to undertake the defense. In the event that the Indemnifying Party shall fail to respond within ten days after receipt of the Notice, the Indemnified Party may retain counsel and conduct the defense of such demand, claim or lawsuit, as it may in its sole discretion deem proper, at the sole cost and expense of the Indemnifying Party, which costs and expenses shall be paid by the Indemnifying Party on a current basis. Failure to provide Notice shall not limit the rights of such party to indemnification, except to the extent the Indemnifying Party's defense of the action is actually prejudiced by such failure.

      10.4 Notice by the Parties. Buyer and Seller agree to notify the other of any liabilities, claims or misrepresentations, breaches or other matters covered by this Section 10 upon discovery or receipt of notice thereof (other than from the other party).

      10.5 Survival. This Section 10 shall survive Closing and shall remain in effect until any matter as to which a claim has been asserted by notice to the other party shall is finally terminated or otherwise resolved by the parties or by a court of competent jurisdiction and any amounts payable hereunder are finally determined and paid.

      10.6 Time Limitations. If the Closing occurs, Seller and Atlantic will have no liability with respect to any representation made by them in, or any obligation to be performed or complied with by them prior to the Closing Date pursuant to, this Agreement except to the extent that on or before December 31, 2002, Buyer notifies Seller and Atlantic of a claim with respect thereto, specifying the factual basis of that claim in reasonable detail.

      10.7 Exclusive Remedy. Each party agrees that its sole and exclusive remedy with respect to any and all claims for monetary damages arising under this Agreement is pursuant to the indemnification provisions set forth in this
Article 10.

                                   ARTICLE 11

                      TERMINATION OF DEVELOPMENT AGREEMENT

      Effective as of the Closing, the Development Agreement shall be terminated, cancelled and released in all respects, and all of the respective rights, duties, obligations and liabilities of the parties thereunder shall be terminated, cancelled and released in all respects and shall be of no further force of effect. From and after the Closing Date, no party to the Development Agreement shall have any duty, liability or responsibility whatsoever for the payment of any amount or the performance of any obligations thereunder.

                                  ARTICLE 12

                              GENERAL PROVISIONS

      12.1 Amendment and Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Buyer, Atlantic and Seller, or in the case of a waiver, by the party or parties against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise any other right, power or privilege.

      12.2 Headings. The headings in this Agreement are for convenience of reference only and shall be ignored in the construction or interpretation hereof.

      12.3 Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto.

      12.4 Parties in Interest. This Agreement will be binding upon and inure to the benefit of each party, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement. Nothing in this Agreement is intended to relieve or discharge the obligation of any third person to any party to this Agreement.

      12.5 Notices. Any notice or other communication hereunder must be given in writing and either (a) delivered in person, (b) transmitted by telefacsimile, provided that any notice so given is also mailed as provided in clause (c), or
(c) mailed, postage prepaid, as follows:

            If to Buyer       Bausch & Lomb Surgical, Inc.
            or BLS:           3365 Industrial Tree Court Blvd.
                              St. Louis, MO 63122
                              Attn: Ash Mahmood,
                                    Vice President, Design and Development

                              Fax:  636-226-3150


            With a copy to:   Bausch & Lomb Incorporated
                              One Bausch & Lomb Place
                              Rochester, NY 14604
                              Attn: Senior Vice President and
                                    General Counsel

                              Fax:  716-338-8706


            If to Atlantic    Atlantic Technology Ventures, Inc.
            or Seller:        150 Broadway
                              Suite 1009
                              New York, New York 10038
                              Attn: Frederic P. Zotos, Esq.
                                    President


            With a copy to:   Kramer Levin Naftalis & Frankel, LLP
                              919 3rd Ave
                              New York, NY 10022
                              Attn: Ezra G. Levin, Esq.

                              Fax:  212-715-8000


or to such other address or to such other person as any party shall have last designated by notice to the other parties. Each such notice or other communication shall be effective (i) if given by mail, three days after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, (ii) if given by telefacsimile, when transmitted to the applicable number so specified pursuant to this Section 12.5 provided that appropriate confirmation of receipt is generated by the telefacsimile and a duplicate copy is mailed, postage prepaid, or (iii) if given by any other means, when actually delivered at such address.

      12.6 Expenses. Each party shall each pay its own expenses incident to the negotiation, preparation and performance of this Agreement and the transactions contemplated hereby.

      12.7 Assignments. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party without the prior written consent of the other parties, except that (i) Buyer may assign its rights and obligations to any entity that controls, is controlled by or is under common control with Buyer on condition that it remains liable for any failure of that entity to perform any of its obligations under this Agreement, and (ii) any party may assign its rights and obligations under this Agreement to any entity (other than a competitor of Buyer within the Field) which acquires substantially all of the assets of that party or survives any merger with that party. Nothing contained herein, express or implied, is intended to confer on any Person other than the parties hereto or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

      12.8 Remedies. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available under applicable Laws.

      12.9 Representation By Counsel; Interpretation. The parties each acknowledge that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party or parties that drafted it has no application and is expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the parties.

      12.10 Severability. If any provision contained in this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the parties that if any of the restrictions or covenants contained herein in any way is construed to be too broad or to any extent invalid, if legally possible such provision shall not be construed to be null, void and of no effect but, to the extent such provision would be valid or enforceable under applicable Laws, a court of competent jurisdiction shall construe and interpret or reform such provision to the extent necessary to make it valid and enforceable under such applicable Laws.

      12.11 Publicity and Reports. The parties will coordinate all publicity relating to the transactions contemplated by this Agreement, and the parties will not issue any press release, publicity statement or other public notice relating to this Agreement, or the transactions contemplated by this Agreement, without consulting with the other parties except to the extent that independent legal counsel to any party delivers a written opinion to the other parties to the effect that a particular action may be required by applicable Law, in which event the party taking the particular action will give reasonable notice to the other parties and will consult with such other parties regarding such action.

      12.12 Governing Law. This Agreement shall be governed in all respects, including validity, interpretation, effect, construction and performance by the laws of New York.

      12.13 Entire Agreement. This Agreement contains the entire agreement between the parties hereto with respect to the transactions contemplated herein.

      IN WITNESS WHEREOF, the parties hereto have caused this Asset Purchase Agreement to be executed as of the date first above written.

                              BAUSCH & LOMB INCORPORATED



                              By: /s/ Stephen C. Mcluski
                                   -----------------------------------------
                                    Name:  Stephen C. Mcluski
                                    Title: Senior Vice President and
                                           Chief Financial Officer



                              BAUSCH & LOMB SURGICAL, INC.


                              By: /s/ Stephen C. Mcluski
                                   -----------------------------------------
                                    Name:  Stephen C. Mcluski
                                    Title: Senior Vice President and
                                           Chief Financial Officer


                              OPTEX OPHTHALMOLOGICS, INC.



                              By: /s/ A. Joseph Rudick
                                   -----------------------------------------
                                    Name:  A. Joseph Rudick
                                    Title: President


                              ATLANTIC TECHNOLOGY VENTURES, INC.



                              By: /s/ Frederic P. Zotos
                                   -----------------------------------------
                                    Name:  Frederic P. Zotos
                                    Title: President and Chief
                                           Executive Officer

                                  Exhibit A

                         Attach Development Agreement

                                    Exhibit B

                             Clinical Demonstration

A clinical trial in patients with cataracts of hardness Grade 1-3 (as defined below) and a separate clinical trial in patients with cataracts of hardness Grade 4+ (as defined below) (together the "Clinical Trials"). The Clinical Trials shall be designed by Buyer and funded by Buyer in order to evaluate the Redesigned Catarex Handpiece relative to ultrasonic phacoemulsification.

The Clinical Trial in cataracts of hardness Grade 1-3 shall be designed to evaluate the following expectations:

     o The trial does not raise significant safety considerations or unexpected adverse events.

     o The total time the Catarex(TM) probe is activated inside the lens capsule to remove the cataractous lens and cortex material during a procedure is typically 2.5 minutes and, except in unusual circumstances shall not be greater than four (4) minutes.

     o The procedure is a single-step (i.e., single probe insertion) procedure unlike phaco, which requires the removal of the phaco probe once the cataract has been fragmented followed by the insertion of a separate irrigation/aspiration probe to remove the lens contents.

     o The procedure is a true endocapsular procedure in which the Catarex(TM) probe is inserted into the lens capsule and held relatively stationary.

     o Enlargement (i.e., larger than the probe diameter) of the initial capsulorhexis is not required for a successful cataract removal.

     o    Sculpting, such as is typically performed in phaco, is not required.

     o When required, the initial capsulorhexis can be successfully enlarged in order to insert an intraocular lens without requiring extraordinary measures.


The Clinical Trial in cataracts of hardness Grade 4 or higher shall be designed to evaluate the foregoing expectations, except that in a surgical procedure, the cataract and associated cortex material is successfully removed without the necessity for additional equipment in a time substantially equivalent to phaco.

                               Schedule 2.1(a)
                              Assumed Contracts

                               Schedule 2.1(b)
                                  Equipment

                               Schedule 2.1(d)
                             Other Current Assets

                               Schedule 2.1(e)
                            Patents and Trademarks

                               Schedule 5.1(d)
                              Other Liabilities

                               Schedule 5.1(g)
                                   Permits

                               Schedule 5.1(h)
                         Exceptions to Enforceability
                                      of
                              Assumed Contracts

                               Schedule 5.1(j)
                                  Inventory

                                 Schedule 7.8
                                Optex Patents